FORM 15

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

  Certification and Notice of Termination of Registration under Section 12(g)
                   of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.


                                             Commission File Number   0-28202
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                       Walsh International Inc.
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            (Exact name of registrant as specified in its charter)


                          105 Terry Drive, Suite 118
                               Newtown, PA 18940
                                (215) 860-4920

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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                   Common Stock ($.01 par value)
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      (Title of each class of securities covered by this Form)



                             None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
       Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
       Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
       Rule 12h-3(b)(1)(i)  [X]

         Approximate number of holders of record as of the certification or notice date: 1

         Cognizant Corporation ("Cognizant") is the sole holder of record of the securities listed above as of the date hereof pursuant to the merger of Walsh International Inc. with and into WAC Inc., a wholly owned subsidiary of Cognizant, which was consummated on June 24, 1998.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Walsh International Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                      /s/ Kenneth S. Siegel
DATE: June 24, 1998               BY:-------------------------------
                                     President,
                                     Walsh International Inc.